INTEGRATED BIOPHARMA INC ANNOUNCES INITIAL SHIPMENT OF PACLITAXEL,
                        ITS CHEMOTHERAPEUTIC CANCER DRUG

HILLSIDE, NJ (August 5, 2004) Integrated BioPharma, Inc. (Amex:INB) announced today that it made its initial GMP Paclitaxel API shipment. This is the first commercial product from Paxis Pharmaceuticals, an INB wholly owned subsidiary, produced under GMP conditions at their state-of-the-art facility in Boulder, Colorado.

     INB Chief Executive Officer E. Gerald Kay stated, "The Paxis business has moved from the development stage to the production stage. We are well positioned to achieve our business plan goals. We have established a strong supply chain through our Paxis Extraction Limited joint venture in Canada which provides us with crude extract. We have ample inventory of high quality biomass to produce up to 100 kilograms (kgs) of paclitaxel API. Now with our Boulder facility on line, the final piece is in place which enables us to become a leader in the Taxane market. We are also announcing plans to develop the other important taxane based drug, docetaxol, from the sidestreams of our Paclitaxel operations. This should further enhance our revenue capabilities when this important drug comes off patent. "

     The Paxis Drug Master File (DMF) for its Paclitaxel API, filed with the Food and Drug Administration (FDA) earlier this year, has been issued an FDA registration number and can be referenced by customers in their FDA filings. The Boulder facility was designed and built so as to be capable to produce up to 50 kgs of Paclitaxel API per year at this first stage and then to scale up to a capability of 200 kgs per year at the next level of operation effective as of the beginning of calendar 2005.

About Paclitaxel

     Paclitaxel is a naturally occurring chemotherapeutic anti-cancer agent found in certain species of yew, or Taxus trees and bushes. The concentration of paclitaxel in the raw material is very small which requires a complicated and sophisticated process of extraction and purification. Paclitaxel is the first "taxane" type molecule commercialized from this source and is the API found in several branded and generic anti-cancer drugs.

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     Other similar molecules known as "taxanes" have anti-cancer properties including docetaxel, the second molecule of the class to be commercialized. Currently a significant number of second generation drugs using these and related active agents are under development with the promise of improved clinical activity and reduced patient side effects. A secure source of plentiful raw material and proven technology positions INB to capitalize on the current and developing markets for these natural anti-cancer agents.

About Integrated BioPharma Inc (INB)

     INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in transgenic plants. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.